Exhibit 99.1

DaVita Announces CFO Transition

DENVER (Apr. 16, 2012) – DaVita Inc. (NYSE: DVA), a leading provider of kidney care services that is committed to improving the quality of life for those diagnosed with chronic kidney disease (CKD), today announced that Luis Borgen, Chief Financial Officer, will be leaving the company to become Chief Financial Officer of Davids Tea Inc., a venture-capital backed company.

“These have been a rewarding two years at DaVita. My personal and professional path is taking me back to Boston and back to retail. I retain the utmost respect for DaVita, its people, and their dedication to the company’s mission and values,” stated Mr. Borgen.

Kent Thiry, Chairman and Chief Executive Officer, commented, “I want to thank Luis for his many contributions during his time here. We will miss him, but we support his decision to return to Boston to be closer to his family.”

Jim Hilger, Chief Accounting Officer, will serve as Interim Chief Financial Officer effective immediately. Mr. Hilger, who has been with DaVita in various finance roles since 2005, became Chief Accounting Officer in 2010. In that position he serves as corporate controller and helps lead the finance leadership team. Mr. Hilger also served as acting Chief Financial Officer from November 2007 through February 2008. Mr. Borgen will stay on for a period of time to ensure a smooth transition. Our long-standing finance leadership including Guy Seay, Chief Financial Officer – Dialysis, Chet Mehta, Vice President of Finance, Jim Gustafson, Vice President of Investor Relations, and LeAnne Zumwalt, Group Vice President, will serve as partners with Jim in guiding and executing the financial strategy of the organization. Collectively, this finance leadership team averages almost a decade of service to DaVita.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. DaVita strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of December 31, 2011, DaVita operated or provided administrative services at 1,809 dialysis facilities in the United States, serving approximately 142,000 patients. The company also operated 11 outpatient dialysis centers located in three countries outside the United States. DaVita supports numerous programs dedicated to creating positive, sustainable change in communities around the world. The company’s leadership development initiatives and social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu. For more information, please visit www.davita.com.

Contact Information

Investors:

Jim Gustafson

(310) 536-2585

Jim.Gustafson@DaVita.com